UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2022

Appreciate Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39758	83-2426917
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

6101 Baker Road, Suite 200 Minnetonka, MN	55345
(Address of principal executive offices)	(Zip Code)

(952) 470-8888
(Registrant’s telephone number, including area code)

PROPTECH INVESTMENT CORPORATION II 3415 N Pines Way, Suite 204 Wilson, WY 83014

(Former name or former address if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbols	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	SFR	The Nasdaq Stock Market LLC
Warrants to purchase Class A Common Stock, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	SFRWW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

On November 29, 2022, Appreciate Holdings, Inc. (f/k/a PropTech Investment Corporation II (“PTIC II”)) (the “Company” or “Appreciate”) closed its business combination (the “Business Combination”) with Appreciate Intermediate Holdings, LLC, a Delaware limited liability company (“NewCo LLC”), pursuant to that certain Business Combination Agreement (as amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), dated as of May 17, 2022, by and among (i) PTIC II, (ii) RW National Holdings, LLC, a Delaware limited liability company (“Renters Warehouse”), and Lake Street Landlords, LLC, a Delaware limited liability company, in its capacity as the representative of applicable Renters Warehouse unitholders.

A Form 8-K was filed with respect to the transactions reporting a number of matters and including Form 10 information. This Form 8-K/A is being filed to add: (i) Renters Warehouse Condensed Consolidated Financial Statements – September 30, 2022, (ii) Renters Warehouse’s Management Discussion and Analysis of Financial Condition and Results of Operations, and (iii) the Pro Forma Information with respect to the completed business combination.

Item 2.01. Completion of Acquisition of Disposition of Assets.

Additional form 10 information

Item 2.01(f) of Form 8-K states that if the predecessor registrant was a shell company, as PTIC II was immediately before the Business Combination, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. Accordingly, the Company is providing the information below that would be included in a Form 10 if the Company were to file a Form 10. Please note that the information provided below relates to the Company following the consummation of the Business Combination, unless otherwise specifically indicated or the context otherwise requires.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995, including statements about the anticipated benefits of the Business Combination and the financial condition, results of operations, earnings outlook and prospects of Appreciate and may include statements for the period following the consummation of the Business Combination. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of the Company, as applicable and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those discussed and identified in public filings made with the SEC by the Company and include, but are not limited to, the following:

●	expectations regarding the Company’s strategies and future financial performance, including its future business plans or objectives, prospective performance and opportunities and competitors, revenues, products and services, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and the Company’s ability to invest in growth initiatives and pursue acquisition opportunities;

●	our limited operating history as a combined company makes it difficult to evaluate our current business and future prospects;

●	our management team’s limited experience managing a public company;

●	the highly competitive industry that the Company serves, which is also subject to rapid technological and regulatory changes;

●	unfavorable market conditions, market uncertainty such as an increase in interest rates, economic downturns and/or public health outbreaks such as the COVID-19 pandemic;

●	failure to recover adequately on charges against property owners, subcontractors or suppliers for payment or performance;

●	the loss of one or more key customers, or a reduction in their demand for the Company’s services;

●	the seasonality of the Company’s business, which is affected by the spending patterns of the Company’s customers, as well as weather conditions and natural catastrophes;

●	the ability to recognize the anticipated benefits of the transactions contemplated by the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees;

●	the outcome of any known and unknown litigation and regulatory proceedings including any legal proceedings that may be instituted against the Company following the Business Combination;

●	system and information technology interruptions, data security breaches and /or other cyber-related risks;

●	failure to comply with environmental laws;

●	the Company’s need for additional capital and a significant amount of debt, service provider deferral agreements and debt defaults, which could adversely affect its business, financial condition and results of operations or could affect its ability to access capital markets in the future, and which may prevent the Company from engaging in transactions that might benefit it due to its debt’s restrictive covenants; and

●	The Company’s status as a “controlled company” within the meaning of the Nasdaq rules and, as a result, qualifying for exemptions from certain corporate governance requirements, as a result of which you will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of the Company prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this Current Report on Form 8-K and attributable to the Company or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in the Company’s Definitive Proxy Statement. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this Current Report on Form 8-K to reflect the occurrence of unanticipated events.

In addition, statements that the Company “believes” and similar statements reflect the Company’s beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this Current Report on Form 8-K, and while the Company believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that the Company has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

Financial Statements and Supplementary Data

Reference is made to the disclosure set forth under Item 9.01 of this Current Report on Form 8-K concerning the financial statements and supplementary data of Renters Warehouse’s Condensed Consolidated Financial Statements – September 30, 2022.

RENTERS WAREHOUSE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis of Renters Warehouse’s financial condition and results of operations should be read in conjunction with the audited annual and unaudited interim consolidated financial statements and related notes appearing elsewhere in this proxy statement. Some of the information contained in this discussion and analysis, including information with respect to our plans and strategy for our business and our expectations with respect to liquidity and capital resources, includes forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks and uncertainties described in “Risk Factors” in this proxy statement. Actual results could differ materially from the results described in or implied by these forward-looking statements. See “Cautionary Statements Regarding Forward Looking Statements.” In this section “we,” “us,” “our” and “Renters Warehouse” refer to RW National Holdings, LLC and its consolidated subsidiaries.

Overview

Renters Warehouse is a SFR services company serving a diverse base of individual and institutional investors through an end-to-end technology platform. SFRs are single-family homes operated as rental units. With a focus on the services segment of the SFR industry, we operate an asset-light model and do not own SFR real estate. Instead, our platform provides SFR marketplace and management services to both individual and institutional investors. Our institutional clients include SFR REITs as well as other financial investors. Often, our institutional clients use our end-to-end platform to acquire, renovate, lease and then manage properties for them. We and our franchisees provide our services across 42 locations in 19 states. In all of our locations, we are licensed as a real estate broker, allowing us to participate in the Multiple Listing Service.

We are committed to democratizing SFR ownership by demystifying the end-to-end process of purchasing, owning and managing SFR real estate and bringing the experience closer to the experience of managing other types of investments. Our technology platform facilitates our end-to-end offering, which includes buying, owning, renovating, managing and selling SFR. Our end-to-end solution provides a network effect, as buyers in our Marketplace segment often become owners in our Management segment and owners are able to sell their SFR properties through the Marketplace segment.

Our services cover the entire lifecycle of an SFR investment. In our Marketplace segment, we assist investors with the purchase or sale of SFR investment properties. In our Management segment, we advise and coordinate with investors to renovate and ready their properties for rent, place qualified residents in those properties and address other day-to-day SFR management activities. We generate revenue from property management services, resident placement services, commission activities and franchise activities.

COVID-19

Renters Warehouse has maintained continuity in operations throughout the COVID-19 pandemic and related government mitigation. The overall impact of the COVID-19 pandemic did not create significant disruption to our business model during the years ended December 31, 2021 and 2020 and the nine months ended September 30, 2022. During the COVID-19 pandemic, the demand for our real estate property management and marketplace services slowed. As the situation continues to evolve, we are closely monitoring the impact of the COVID-19 pandemic on all aspects of our business. We believe there could be impacts to our financial performance in the future. These impacts could include lost productivity due to social distancing, challenges to our repair and maintenance offerings and other ancillary services as well as the health and availability of our personnel, management or repair contractors. In addition, potential delays or disruptions in all aspects of our business could be mandated or requested by governmental authorities or others or result from supply chain dysfunction, all of which could result in lower revenue or higher costs or reduced expansion of our office locations. Additionally, a slow-down in economic activity as a result of the COVID-19 pandemic could have adverse effects across the single-family residential rental market. To the extent that future business activities are adversely affected by the COVID-19 pandemic, we intend to take appropriate actions designed to mitigate these impacts. Given the uncertainty regarding the magnitude and duration of COVID-19 pandemic’s effects, we are unable to predict with specificity or quantify any potential future impact on our business, financial condition and/or results of operations.

During 2021, Renters Warehouse recognized payroll subsidies (employee retention credits under the CARES Act) totaling $2.1 million in other income on the consolidated statement of operations. During the nine months ended September 30, 2021, Renters Warehouse recognized payroll subsidies totaling $2.1 million in other income on the unaudited condensed consolidated statement of operations.

Climate Change

Climate change continues to attract considerable public, political, regulatory and scientific attention. Experiencing or addressing the various physical and regulatory risks of climate change may affect our financial condition or results of operations. Government authorities and various interest groups are promoting laws and regulations relating to climate change. Environmentally hazardous conditions of properties could potentially adversely affect us. As the climate changes, and with a portfolio located in a variety of United States markets that include coastal areas, we recognize the increased potential for acute or severe weather events and other climate-related adverse impacts to our business operations. Our management and the Board of Directors are focused on managing our business risks, including climate change-related risks. The process to identify, manage, and integrate climate-change risk is part of our enterprise risk management program. For more information on risks related to climate change, see the section entitled “Risk Factors - Risks Related to Environmental, Social, and Governance Issues” in this proxy statement.

Key Factors Affecting Our Performance

Our results of operations and financial condition are affected by numerous factors, many of which are beyond our control. See the section entitled “Risk Factors” for more information regarding factors that could materially adversely affect our results of operations and financial condition. We believe that the below factors have been important to our business and we expect them to impact our results of operations and financial condition in future periods.

●	Increase investment in customer acquisition. Our future growth depends in part on us continuing to acquire new customers. Growth in our individual investor segment is driven by expenditures for customer acquisition. We believe that our marketing efforts will attract both existing and new SFR customers, led by digital customer acquisition but also including broadcast, print and direct mail. We intend to dedicate capital following the closing of the Business Combination to support our customer acquisition effort. We believe that the marketing efforts will increase our selling, general and administrative expenses in the short term but we anticipate a long-term increase in both revenue and profit both for our Marketplace segment and Management segment.

●	Expand into new domestic markets. Geographically, we currently operate 42 company-owned or franchise locations in 19 states and the District of Columbia. A common request from our institutional clients is to support their growth by entering additional geographic markets. Coordinating with institutional clients can help provide a reliable path to profitability for new “greenfield” markets. When entering a market where an institutional client is committed to marketplace purchases and management properties, we typically can open a new market in sixty (60) days or less, and typically can project to become profitable as quickly as the first month of operation. We expect to enter additional geographic markets over the next several years, likely utilizing a combination of greenfield and acquisitions to drive this geographic expansion. We expect this expansion into new geographical markets to increase our cost of revenue as well as our selling, general and administrative expenses in both the short and long term. We also anticipate increased revenues through additional individual customer acquisition in the new markets.

●	Grow through acquisitions. Our growth opportunities include the acquisition of local “mom and pop” property managers, the potential acquisition of our remaining franchises, and building out our capabilities and offerings through acquisition and technology improvements to our offerings. We believe that the SFR services landscape is well-suited for a growth-through-acquisition strategy and that businesses can be acquired for what we consider reasonable valuations. Targets tend to operate exclusively in the management business, with no marketplace capability or activity. Moreover, these small local businesses also typically exclusively service individual investors and lack the capability or relationships to develop institutional business. By introducing marketplace business and institutional customers to an acquired operation, we believe we can materially grow the revenue of acquired businesses. The acquisition of our remaining franchises represents a similar opportunity. We also expect to generate organic growth from accretive expansion available in new products and services. Beyond this acquisition of property Management segment, we see additional opportunities for mergers and acquisitions, including servicing “do it yourself” landlords with a lower cost/lower service offering, building out the capabilities of our programmatic acquisitions program with additional features and data. We believe that our growth strategy will increase our revenue in the long term and increase our selling, general and administrative expenses but decrease costs as a percentage of revenue by way of maximizing efficiencies of the acquired operations.

Key Performance Metrics

In addition to the measures presented in our consolidated financial statements, we use the following key metric to evaluate our business.

Marketplace transactions

Investors in SFR almost always utilize the services of a licensed real estate broker. An agent acting on behalf of the buyer or seller in an SFR transaction is typically compensated with half of the seller-paid transaction commission, as with owner-occupied real estate. We define marketplace transactions as the number of Renters Warehouse assisted buy/sell transactions where Renters Warehouse acts as agent for the transaction during the period. We measure and track marketplace transactions for forecasting and budgeting purposes as well as to evaluate our business. This metric is useful to our investors as one indicator of our growth. Marketplace transactions are disclosed by customer type: retail and institutional. The fee structure is the same for both types.

	Nine Months Ended September 30,		Year Ended December 31,
	2022	2021	2021	2020
Retail	239	337	434	373
Institutional	410	255	402	188
Total	649	592	836	561

Total marketplace transactions increased by approximately 9.6% for the nine months ended September 30, 2022, as compared to the nine months ended September 30, 2021, primarily due to an increase in institutional client purchases coupled with a decrease in retail client purchases due to overall market conditions including higher interest rates impacting retail customers. Management believes that the decline in retail Marketplace transactions has resulted from some potential sellers concluding that current market conditions are not conducive to selling their SFR properties, due to factors including higher interest rates and the perception of a cooling residential real estate market. We also expect that an increase in interest rates correlates with an increase in management segment revenue due to an expected increase in retail customer retention.

Total marketplace transactions increased by approximately 49.0% for the year ended December 31, 2021, as compared to December 31, 2020, primarily due to a new client added in April 2021, which resulted in an increase in institutional client purchases.

Property counts

We define property counts as the number of SFR properties that Renters Warehouse manages at corporate owned markets at the end of a period. This metric is useful to our investors as an indicator of the overall economic environment and directly impacts our revenue. Property counts are market driven and depend on the overall housing market and economic conditions. We measure and track property counts for forecasting purposes and to track trends. Property counts are disclosed by customer type: retail and institutional.

	Nine Months Ended September 30,		Year Ended December 31,
	2022	2021	2021	2020
Retail	5,392	5,924	5,730	6,883
Institutional	2,356	2,085	1,421	2,313
Total	7,748	8,009	7,151	9,196

	Nine Months Ended September 30,		Year Ended December 31,
	2022	2021	2021	2020
Properties, beginning of period	7,151	9,196	9,196	11,166
Additions	1,968	1,043	1,385	1,570
Churn	(1,371)	(2,230)	(3,430)	(3,540)
Properties, end of period	7,748	8,009	7,151	9,196

Total property counts decreased by 3.3% for the nine months ended September 30, 2022, as compared to the nine months ended September 30, 2021. Renters Warehouse saw a decrease in property counts due to the loss of an institutional client in Q4 2021.

Total property counts decreased by 22.2% for the year ended December 31, 2021 as compared to December 31, 2020. The reduction in the number of homes was principally because three larger institutional clients sold their portfolios of homes. Our institutional clients typically have larger portfolios of homes that we manage, and when they sell their portfolios, this typically has a large impact on our overall churn. On the retail portion of our business, the reduction in homes managed during the calendar years 2020 and 2021 was principally due to owners selling their rental homes. Many of these customers were “mom and pop” type investment property owners that likely took advantage of a strong real estate market and decided to realize profits earned on their investment properties.

Components of Results of Operations

Revenue

We generate revenues primarily from management services, marketplace and franchise activities. We have two reportable segments that are also considered our operating segments: Management and Marketplace. The Management segment primarily generates revenue in the form of providing services related to the leasing and managing of SFR properties including the identification of potential renters, the billing and collection of rent, and the coordination of repair and maintenance activities. The Marketplace segment primarily generates commission revenue from entering into Real Estate Sourcing and Transaction Services Agreements with customers to provide real property sourcing and acquisition services and renovation revenues from providing construction management services.

●	Management: We generate revenue from helping a property owner to find a suitable resident. The consideration under each of these contracts varies based on the length and negotiated rate of the lease secured but in all cases is known at the time the lease agreement is executed. Resident placement fees are recognized at a point in time when Renters Warehouse has provided the property owner with a suitable resident and a lease agreement has been executed. We provide property management services on a contractual basis for owners of and investors in SFR properties, townhomes and small multifamily properties. The consideration under each of these contracts include (i) a fixed price per month agreed upon by both parties at the inception of the arrangement, or (ii) a variable fee contractually defined as to the percentage of rent based on fees collected. The variability in the fee amounts which are based on a percentage of rent is resolved on a monthly basis when the rents are collected. Management fees revenue is recognized at the end of each period for the fees associated with the services performed. In connection with the property management and resident placement activities, we may provide related ancillary services. Each of these services generally represents a separate performance obligation, contains a negotiated price at contract inception, and is recognized at a point in time when the service is complete, and the customer obtains control of each service provided.

●	Marketplace: Renters Warehouse acquires properties for their clients. We also list investment properties for sale on Multiple Listing Service or off-market private listing to the real estate industry and related professionals. We receive compensation in the form of a commission earned based on a fixed percentage of total sales price, determined at contract inception. Commissions are recognized when the purchase or sale of the SFR property is completed.

●	Franchise: Renters Warehouse’s performance obligation is to provide rights of the franchise to the franchisees. Renewal and franchise transfer activities do not represent a separate performance obligation because such activities are not separable from and are highly interrelated with the franchise rights. In addition, national advertising and marketing activities do not represent a separate performance obligation because such activities are part of the overall obligation to enhance the franchise brand and are not separable from the franchise rights. Renters Warehouse may also provide advertising and technology services specific to certain franchisees, which are deemed to be separate performance obligations. Additionally, because there is one performance obligation related to providing rights to the franchise agreement and Renters Warehouse is the principal in this group of services, revenues not specific to individual franchisees are reported on a gross basis. Franchising revenues from ongoing royalty fees and national marketing/advertising fees are based on a percentage of each franchisees’ monthly revenues and are recognized at the end of each month, and a liability is simultaneously accrued for the amounts required to be spent on qualifying advertising activities.

Cost of revenue

Cost of revenue primarily includes salaries and benefits and commission expenses. Commission expenses includes commission for resident placement, investor sales and programmatic acquisitions.

Operating expenses

Selling and general: Selling and general expenses primarily includes software and technology related expenses, consulting fees, marketing, advertising, accounting, legal and office rent. We expect selling and general expenses to decrease as a percentage of revenue in the long term.

Administrative: Administrative expenses primarily includes salaries and benefits related to administrative functions. As a result of becoming a public company, we expect to incur additional expenses for, among other things, additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.

Depreciation and amortization: Depreciation and amortization relates to depreciation expense related to property and equipment and amortization of intangible assets.

Other: Other expenses primarily includes legal settlements, relocation costs, other legal fees, board of directors fees, insurance, transaction related expenses and payment processing fees.

Other income (expense), net

Gain/(loss) from remeasurement of derivative liability: Gain/(loss) from remeasurement of derivative liability consists of changes in the fair value of the derivative instrument.

Interest expense: Interest expense consists of interest on our amortization of debt financing arrangements and debt issuance costs.

Other income: Other income primarily consists of an employee retention credit received under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), which is a refundable tax credit against certain employment taxes for eligible employers and debt forgiveness related to a Paycheck Protection Program (“PPP”) loan.

Results of Operations

We operate as two operating segments – the Management and Marketplace, which reflect the way our chief operating decision maker reviews and assesses the performance of our business. Expenses are not reported as part of the reporting segments as reviewed by the chief operating decision maker. The results of operations presented below should be reviewed in conjunction with the audited annual consolidated financial statements and the unaudited condensed consolidated financial statements and notes included elsewhere in this proxy statement. The period-to-period comparisons below of financial results are not necessarily indicative of future results.

Comparison of the nine months ended September 30, 2022 and September 30, 2021

	Nine Months Ended September 30,
(in thousands)	2022	2021	$ Change	% Change
	(unaudited)
Revenues
Management	$15,853	$15,842	$11	0.1%
Marketplace	5,344	4,178	1,166	27.9%
Franchise	936	1,001	(65)	(6.5)%
Total revenues	22,133	21,021	1,112	5.3%
Cost of revenue	11,538	11,214	324	2.9%
Gross profit	10,595	9,807	788	8.0%
Operating expenses
Selling and general	5,950	5,758	192	3.3%
Administrative	4,056	3,784	272	7.2%
Depreciation and amortization	1,169	1,368	(199)	(14.5)%
Other	4,082	1,799	2,283	126.9%
Total operating expenses	15,257	12,709	2,548	20.0%
Operating loss	(4,662)	(2,902)	(1,760)	60.6%
Other income (expense), net
Loss from remeasurement of derivative liability	(165)	—	(165)	—%
Interest expense	(1,478)	(1,575)	97	(6.2)%
Other income	2	4,675	(4,673)	(100.0)%
Total other income (expense), net	(1,641)	3,100	(4,741)	(152.9)%
Net income (loss)	$(6,303)	$198	$(6,501)	(3283.3)%

Revenue

Total revenue increased by $1.1 million, or 5.3%, for the nine months ended September 30, 2022, as compared to September 30, 2021, primarily due to Marketplace segment revenue.

Management

Management segment revenue increased by $0.01 million, or 0.1%, during the nine months ended September 30, 2022, as compared to September 30, 2021. Revenue increased primarily due to an increase of $0.8 million in resident placement fees revenue due to an overall increase in rents primarily for institutional clients and an increase in lease administrative fee income of $0.1 million, offset by a decrease of $0.9 million of management fee income due to a reduction in overall managed property counts due to overall market conditions including higher interest rates impacting retail customers.

Marketplace

Marketplace segment revenue increased by $1.2 million, or 27.9%, during the nine months ended September 30, 2022, as compared to September 30, 2021. This increase was primarily due to an increase of $1.3 million related to institutional clients SFR purchases as a result of programmatic acquisitions offering introduced in April 2021, and an increase of $0.4 million in renovation revenue, which is a service offering introduced in May 2021 for institutional clients, partially offset by decrease of $0.5 in local investor sales local due to overall market conditions including higher interest rates impacting retail customers. Programmatic acquisition offering consists of acquisition and renovation services for institutional clients.

Franchise

Franchise revenue decreased by $0.1 million, or 6.5%, during the nine months ended September 30, 2022, as compared to September 30, 2021. This decrease was due to lower levels of franchising activity as a result of a decrease in franchise properties under management.

Cost of revenue

Total cost of revenue increased by $0.3 million, or 2.9%, for the nine months ended September 30, 2022, as compared to September 30, 2021, primarily due to an increase of $0.2 million in programmatic acquisition commissions and an increase of $0.2 million in salaries and benefits due to overall merit increases.

Management segment cost of revenue increased by $0.3 million, or 3.6%, from $9.2 million to $9.6 million for the nine months ended September 30, 2022, as compared to September 30, 2021, primarily due to an increase in salaries and benefits.

Marketplace segment cost of revenue increased by $0.01 million, or 0.5%, from $1.98 million to $1.97 million for the nine months ended September 30, 2022, as compared to September 30, 2021, primarily due to an increase in commissions paid related to programmatic acquisitions offset by a decrease in local investor sales commissions.

Gross profit

Gross profit increased by $0.8 million, or 8.0%, for the nine months ended September 30, 2022 as compared to September 30, 2021, primarily due to an increase in Marketplace segment gross profit.

Management segment gross profit decreased by $0.4 million, or 5.1%, from $7.6 million for the nine months ended September 30, 2021 to $7.2 million for the nine months ended September 30, 2022. Management gross profit divided by revenue was 43.0% for the nine months ended September 30, 2022, as compared to 45.2% for the nine months ended September 30, 2021. Gross profit divided by revenue decreased due to a decrease in revenue without a corresponding decrease in the rising direct costs.

Marketplace segment gross profit increased by $1.2 million, or 53.5%, from $2.2 million for the nine months ended September 30, 2021 to $3.4 million for the nine months ended September 30, 2022, due to the programmatic acquisitions business introduced in April 2021. Marketplace segment gross profit as a percentage of revenue was 63.1% for the nine months ended September 30, 2022, as compared to 52.6% for the nine months ended September 30, 2021. Gross profit as a percentage of revenue increased due to an increase in programmatic acquisitions due to a new client acquired in April 2021 which resulted in improved profitability in the nine months ending September 30, 2022.

Operating expense and other income (expenses)

Selling and general

Selling and general expenses increased by $0.2 million, or 3.3%, for the nine months ended September 30, 2022, as compared to the nine months ended September 30, 2021, primarily due to an increase of $0.4 million in consulting fees related to optimizing programmatic acquisitions, increase of $0.2 million in accounting and tax related fees, partially offset by a decrease of $0.2 million in rent expense and a decrease of $0.2 million in advertising expenses.

Administrative

Administrative expenses increased by $0.3 million, or 7.2%, for the nine months ended September 30, 2022, as compared to the nine months ended September 30, 2021, primarily due to an increase of $0.1 million related to external virtual assistant services and an increase of $0.2 million in salaries and benefits.

Depreciation and amortization

Depreciation and amortization expense decreased by $0.2 million, or 14.5%, for the nine months ended September 30, 2022, compared to the nine months ended September 30, 2021, due to lower depreciation on computer equipment and software.

Other

Other expenses increased by $2.3 million, or 126.9%, for the nine months ended September 30, 2022, as compared to the nine months ended September 30, 2021, primarily due to an increase of $2.7 million in professional fees related to the Business Combination, partially offset by a decrease of $0.4 million in other expenses such as legal settlements, relocation costs and other transaction related fees.

Loss from remeasurement of derivative liability

Loss from remeasurement of derivative liability increased by $0.2 million for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021 as no loss from remeasurement of derivative liability was recorded during the nine months ended September 30, 2021.

Interest expense

Interest expense decreased by $0.1 million, or 6.2%, for the nine months ended September 30, 2022, as compared to the nine months ended September 30, 2021, due to lower balance of debt outstanding.

Other income

Other income decreased by $4.7 million, or 100.0%, for the nine months ended September 30, 2022, as compared to September 30, 2021, primarily due to a decrease of $2.1 million in refundable tax credits received in 2021, as well as $2.4 million debt forgiveness of the PPP loan in 2021.

Comparison of the years ended December 31, 2021 and 2020

	Year Ended December 31,
(in thousands)	2021	2020	$ Change	% Change
Revenues
Management	$20,457	$23,590	$(3,133)	(13.3)%
Marketplace	6,138	3,031	3,107	102.5%
Franchise	1,307	1,433	(126)	(8.8)%
Total revenues	27,902	28,054	(152)	(0.5)%
Cost of revenue	15,191	14,494	697	4.8%
Gross profit	12,711	13,560	(849)	(6.3)%
Operating expenses
Selling and general	7,342	8,484	(1,142)	(13.5)%
Administrative	5,629	4,142	1,487	35.9%
Depreciation and amortization	1,783	2,830	(1,047)	(37.0)%
Other	1,891	1,367	524	38.3%
Total operating expenses	16,645	16,823	(178)	(1.1)%
Operating loss	(3,934)	(3,263)	(671)	20.6%
Other income (expense), net
Gain from remeasurement of derivative liability	34	—	34	n/m
Interest expense	(2,077)	(1,962)	(115)	5.9%
Other income	4,678	318	4,360	1371.1%
Total other income (expense), net	2,635	(1,644)	4,279	(260.3)%
Loss before income taxes	$(1,299)	$(4,907)	$3,608	(73.5)%
Provision for income tax			$—	—%
Net loss	$(1,299)	$(4,907)	$3,608	(73.5)%

Revenue

Total revenue decreased by $0.2 million, or 0.5%, for the year ended December 31, 2021, as compared to December 31, 2020.

Management

Management segment revenue decreased by $3.1 million, or 13.3%, for the year ended December 31, 2021, as compared to December 31, 2020. This decrease was primarily due to a $1.8 million decrease in management fees and a $0.9 million decrease in resident placement fees due to lower levels of marketing and customer acquisition spend as well as a decrease in overall managed property counts due to lower levels of customer demand.

Marketplace

Marketplace segment revenue increased by $3.1 million, or 102.5%, for the year ended December 31, 2021, as compared to December 31, 2020. This increase was primarily due to a $2.4 million increase in institutional acquisitions due to higher sales volume.

Franchise

Franchise revenue decreased by $0.1 million, or 8.8% for the year ended December 31, 2021 as compared to December 31, 2020. This decrease was primarily due to a decrease in franchise advertising and marketing income, franchise technology income and franchise vendor affiliate income due to lower levels of franchising activity.

Cost of revenue

Cost of revenue increased by $0.7 million, or 4.8%, for the year ended December 31, 2021 as compared to December 31, 2020 primarily due to an increase of $0.8 million in commissions for local investor sales, an increase of $0.8 million in commissions related to programmatic acquisitions both as a result of increased sales, partially offset by a decrease of $0.7 million in commission for resident placement due to lower resident placements and a decrease of $0.2 million in commissions for national investor sales.

Management cost of revenue decreased by $0.8 million, or 5.8%, from $13.0 million for the year ended December 31, 2020 to $12.2 million for the year ended December 31, 2021, primarily due to a reduction in commissions for resident placements.

Marketplace segment cost of revenue increased by $1.5 million, or 97%, from $1.5 million for the year ended December 31, 2020 to $2.9 million for the year ended December 31, 2021, primarily due to an increase of $0.8 million in commissions for local investor sales, an increase of $0.8 million in commissions for programmatic acquisitions, partially offset by a decrease of $0.2 million in commissions for national investor sales.

Gross profit

Gross profit decreased by $0.8 million, or 6.3%, for the year ended December 31, 2021, as compared to December 31, 2020.

Management segment gross profit decreased by $2.5 million, or 20.8% from $12.0 million to $9.5 million for the year ended December 31, 2021, as compared to December 31, 2020. Management gross profit divided by revenue was 43.7% for the year ended December 31, 2021, as compared to 48.1% for the year ended December 31, 2020. Gross profit divided by revenue decreased due to a decrease in revenue without a corresponding decrease in the direct costs such as salaries and benefits.

Marketplace segment gross profit increased by $1.7 million, or 107.9% from $1.5 million to $3.2 million for the year ended December 31, 2021, as compared to December 31, 2020. Marketplace segment gross profit divided by revenue was 52.0% for the year ended December 31, 2021, as compared to 50.6% for the year ended December 31, 2020. Gross profit divided by revenue increased due to an increase in programmatic acquisitions due to a new client acquired in April 2021, which resulted in improved profitability for the last three quarters of 2021.

Operating expense and other income (expenses)

Selling and general

Selling and general expenses decreased by $1.1 million, or 13.5%, for the year ended December 31, 2021 as compared to December 31, 2020 primarily due to a decrease of $0.8 million in rent expense primarily due to the relocation of our corporate office and certain rent savings, a decrease of $0.3 million in software and technology expenses, a decrease of $0.1 million in technology consulting services all as a result of cost saving initiatives, partially offset by an increase of $0.2 million in advertising expenses as we ramp up demand for certain services.

Administrative

Administrative expense increased by $1.5 million, or 35.9%, for the year ended December 31, 2021, as compared to December 31, 2020, primarily due to an increase of $1.2 million in salaries and benefits due to hiring additional employees and an increase in variable compensation.

Depreciation and amortization

Depreciation and amortization expense decreased by $1.0 million, or 37.0%, for the year ended December 31, 2021, as compared to December 31, 2020, primarily due to fully amortizing certain intangible assets such as customer relationships.

Other

Other expenses increased by $0.5 million, or 38.3%, for the year ended December 31, 2021, as compared to December 31, 2020, primarily due to an increase of $0.5 million in legal fees, settlements and claims.

Gain from remeasurement of derivative liability

Gain from remeasurement of derivative liability increased by $0.03 million for the year ended December 31, 2021, as compared to December 31, 2020, primarily due to the change in fair value of the derivative.

Interest expense

Interest expense increased by $0.1 million, or 5.9%, for the year ended December 31, 2021, as compared to December 31, 2020, primarily due to higher average interest rates.

Other income

Other income increased by $4.4 million, or 1,371.1%, for the year ended December 31, 2021, as compared to December 31, 2020, primarily due to an increase of $2.1 million in refundable tax credits received, as well as $2.4 million debt forgiveness of the PPP loan.

Non-GAAP Financial Measures

We present the below non-GAAP financial measure in order to assist readers of our consolidated financial statements in understanding the core operating results that our management uses to evaluate the business. Our non-GAAP financial measure, Adjusted EBITDA, provides an additional tool for investors to use in comparing our financial performance over multiple periods. Adjusted EBITDA is a key performance measure that management uses to assess our operating performance, for business planning purposes and forecasting. Adjusted EBITDA facilitates internal comparisons of our operating performance on a more consistent and comparable basis. We believe that Adjusted EBITDA enhances an investor’s understanding of our financial performance as they are useful in assessing our operating performance from period-to-period by excluding certain items that we believe are not representative of our core business.

Adjusted EBITDA may not be comparable to similarly titled measures of other companies because they may not calculate these measures in the same manner. Adjusted EBITDA is not prepared in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. When evaluating our performance, you should consider Adjusted EBITDA alongside other financial performance measures prepared in accordance with GAAP.

Adjusted EBITDA

We calculate Adjusted EBITDA as net loss adjusted to exclude depreciation and amortization, interest expense, provision for income taxes, equity-based compensation expense, remeasurement of derivative liability and other expenses which we believe do not relate to our core operations.

The following table reconciles Adjusted EBITDA to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP.

	Nine Months Ended September 30,		Year Ended December 31,
(in thousands)	2022	2021	2021	2020
Net Income (loss)	$(6,303)	$198	$(1,299)	$(4,907)
Add back:
Depreciation and amortization	1,169	1,368	1,783	2,830
Interest expense	1,478	1,575	2,077	1,962
Provision for income taxes	—	—	—	—
Equity based compensation expense	194	158	226	—
Remeasurement of derivative liability	165	—	(34)	—
Other expenses/ income (1)	2,806	(3,965)	(3,697)	150
Adjusted EBITDA	$(491)	$(666)	$(944)	$35

1.	Other expenses for the nine months ended September 30, 2022 primarily consist of transaction related costs (such as project costs and legal fees) in connection with the Business Combination of $2.7 million and legal settlements expense of $0.1 million. Other expenses/(income) for the nine months ended September 30, 2021 primarily consist of PPP loan forgiveness income of $2.4 million, employee retention credits income under the CARES Act of $2.1 million, and legal claims and settlements expenses of $0.4 million. Other expenses/(income) for the year ended December 31, 2021 consist of PPP loan forgiveness income of $2.4 million, employee retention credits income under the CARES Act of $2.1 million, transaction related costs (such as project costs and legal fees) in connection with the Business Combination of $0.4 million, legal claims and settlements expense of $0.3 million and restructuring costs of $0.1 million. Other expenses for the year ended December 31, 2020 consist of legal claims and settlements expense of $0.1 million.

Liquidity and Capital Resources

General

To date, we have financed our operations principally from debt and member contributions. Our principal use of cash has been our operating activities. As of September 30, 2022, we had cash and cash equivalents of $0.3 million and restricted cash of $18.8 million. Restricted cash represents cash deposited in accounts related to certain security deposits and collections. Renters Warehouse is required to hold and segregate these balances pursuant to the terms of the resident lease agreements executed by Renters Warehouse in the ordinary course of business. We have incurred operating losses for the nine months ended September 30, 2022 and September 30, 2021 and the years ended December 31, 2021 and 2020. Two individual customers represented approximately 20% and 10% of Renters Warehouse total revenue for the nine months ended September 30, 2022. For the nine months ended September 30, 2021, no individual customer represented more than 10% of Renters Warehouse total revenue. Renters Warehouse has a history of operating losses and negative cash flows from operations. As of September 30, 2022, Renters Warehouse has negative working capital, an outstanding balance on a related party secured promissory note agreement and downgraded its projections of marketplace transactions and properties managed. On November 23, 2022, Renters Warehouse and PTIC II consummated the Business Combination, which led to an increase of negative working capital by $27 million. These conditions raise substantial doubt about our ability to continue as a going concern. Refer to “Liquidity and Going Concern” discussed in our financial statements in this Current Report on Form 8-K. Our ability to continue as a going concern is dependent upon our ability to obtain additional sources of capital, and ultimately, achieve profitable operations. Our ability to access capital when needed is not assured and, if capital is not available when, and in the amounts needed, it could be required to delay, scale back or abandon some or all of our operations which could materially harm our operations, financial condition and operating results. Because of this uncertainty, there is substantial doubt about our ability to continue as a going concern for at least 12 months from the date of this Current Report on Form 8-K. Renters Warehouse intends to mitigate the relevant conditions or events that raise substantial doubt about Renters Warehouse’s ability to continue as a going concern primarily through a committed equity facility purchase agreement (“CEF Purchase Agreement”) which will allow the combined company to receive cash, from time to time at its sole discretion, in exchange for Class A Common Stock. However, the CEF Purchase Agreement is subject to satisfaction of certain conditions that are not entirely within control of Renters Warehouse. As the plans are not entirely within Renters Warehouse control, specifically the CEF Purchase Agreement, management cannot provide assurance that they will be effectively implemented in order to relieve substantial doubt about Renters Warehouse ability to continue as a going concern. This assessment is a forward-looking statement and involves risks and uncertainties. Our actual results could vary since our future capital requirements will depend on many factors, including our growth rate, operating expenses, and the timing and extent of our expansion into new geographical markets as well as any future acquisitions. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. Growing and operating our business, including by continuously innovating, improving and expanding our platform, expanding our adjacent services and expanding into new markets, may require significant cash outlays, liquidity reserves and capital expenditures. If cash on hand, cash generated from operations and cash equivalents and investment balances are not sufficient to meet our cash and liquidity needs, we may need to seek additional capital and we may not be able to raise the necessary cash on terms acceptable to us, or at all. Financing arrangements we pursue or assume may require us to grant certain rights, take certain actions, or agree to certain restrictions that could negatively impact our business. If additional capital is not available to us on terms acceptable to us or at all, we may need to modify our business plans, which would harm our ability to grow our operations.

Debt

Debt consisted of the following balances as of September 30, 2022 and December 31, 2021 and 2020 (in thousands):

	September 30, 2022	December 31, 2021	December 31, 2020
	(unaudited)
Bridgewater Note	$441	$740	$1,206
Related party St. Cloud note	9,220	9,220	9,220
Related party convertible notes	—	—	287
Related party notes payable	937	937	2,644
Notes payable	551	551	551
Paycheck protection program loan	—	—	2,435
Total debt	11,149	11,448	16,343
Unamortized debt issuance costs	(17)	(84)	(172)
Unamortized debt discount	(48)	(399)	(388)
Total debt, net	11,084	10,965	15,783
Current maturities of long-term debt, net of unamortized debt issuance costs	1,912	2,143	4,668
Long-term debt, net of current maturities, unamortized debt issuance costs, and discount	$9,172	$8,822	$11,115

Bridgewater Note

We issued a secured promissory note dated as of January 2, 2019, to Bridgewater Bank (“Bridgewater”) (as amended, the “Bridgewater Note”) pursuant to that certain Loan Agreement dated as of January 2, 2019, by and between Renters Warehouse and Bridgewater. The Bridgewater Note bears interest at an annual rate of 5.61% requires monthly principal and interest payments and requires the company to meet two financial covenants on a quarterly basis. These covenants require a senior funded debt ratio not to exceed 2.5 to 1.00 and a debt service coverage ratio of not less than 1.25 to 1.00. The Bridgewater Note is secured by a first-priority lien on substantially all of Renters Warehouse’s assets, and requires monthly principal and interest payments. As of September 30, 2022, the remaining principal balance on the Bridgewater Note totaled $0.4 million, with all outstanding principal and interest maturing January 2, 2024. As of September 30, 2022, we were not in compliance with the debt service coverage ratio. On August 11, 2022, the Company received waivers for various defaults under the Bridgewater Note. On November 20, 2022, the Company entered into Amendment No. 1 to their respective loan agreements with Bridgewater Bank. The Amendment confirmed that all existing defaults under the loan agreements were waived through the effective date of the Amendment and that all financial covenants were waived for the quarterly periods ended September 30, 2022 and December 31, 2022. However, a subsequent instance of non-compliance is expected to occur in the next twelve months under the debt service coverage ratio covenant, and as a result, we included the note balance in current maturities of debt and presented it as a current liability on the consolidated balance sheet as of September 30, 2022 and December 31, 2021. If an event of default occurs under the note and applicable cure periods have expired, the company will be required to pay a default rate of interest equal to five percent (5%) in excess of the applicable rate and the entire principal amount outstanding, accrued interest and any other charges will become due and payable at the option of the lender.

Related party St. Cloud Note

We issued a related party secured promissory note dated as of November 7, 2016, to St. Cloud Capital Partners II SBIC, LP (“St. Cloud”) (as amended, the “St. Cloud Note”), a member, pursuant to that certain Securities Purchase Agreement dated as of November 7, 2016 by and between Renters Warehouse and St. Cloud (as amended, the “Securities Purchase Agreement”). The St. Cloud Note bears an annual interest rate of 12% and requires monthly interest-only payments with all outstanding principal and interest due September 30, 2023. The St. Cloud Note is secured by substantially all assets of Renters Warehouse and is subordinate to the Bridgewater Note, but senior in priority to all other debt currently outstanding. During 2021 and 2020, Renters Warehouse incurred approximately $1.4 million and $1.3 million of interest expense on notes payable to related parties that also had equity interests in Renters Warehouse, respectively.

In March 2021, the Securities Purchase Agreement was amended to require the Company to issue Renters Warehouse Common Units to St. Cloud in an amount equal to 1% of Renters Warehouse’s Common Unit capitalization on each of the following dates, as long as the note remains outstanding: September 30, 2021, March 31, 2022, September 30, 2022, and March 31, 2023. This contingent equity distribution feature was bifurcated and separately accounted for as a derivative liability. At the amendment date, Renters Warehouse recognized a derivative liability and corresponding debt discount of $0.4 million.

Related party convertible notes

We had related party subordinated convertible notes (“Convertible Notes”) payable to a member (Lake Street Landlords LLC). These Convertible Notes bore an annual interest rate of 12% and had a maturity date of September 30, 2020. On the maturity date, the member had the right, but not the obligation, to convert any unpaid principal and interest into Renters Warehouse Class A Preferred Units and Renters Warehouse Common Units, at a conversion price equal to $1.00 per one Renters Warehouse Class A Preferred Unit and two-thirds of a Renters Warehouse Common Unit. The Convertible Notes qualified for the fair value option and Renters Warehouse elected to measure them at fair value. The fair value of the convertible notes is measured as the greater of unpaid principal and interest on the notes or the fair value of units that the holder is eligible to receive upon conversion. The fair value of the Convertible Notes as of December 31, 2020 was $0.3 million.

Renters Warehouse sold an additional $0.5 million in Convertible Notes to the same member during February 2021. In March 2021, Renters Warehouse and the member agreed to extinguish the aggregate outstanding Convertible Note balance in exchange for 984,191 Renters Warehouse Class A-1 Preferred Units and 656,126 Renters Warehouse Common Units. The Renters Warehouse Class A-1 Preferred Units issued upon extinguishment were recorded in temporary equity based on the aggregate fair value of units issued, which was $1.2 million. The Renters Warehouse Common Units issued upon extinguishment was recorded in members’ equity based on the aggregate fair value of units issued, which was $0.2 million. This resulted in a loss on extinguishment equal to the difference between the value of the Convertible Notes extinguished and the fair value of units issued to the member. As the member is a related party, the extinguishment represented a capital transaction and a loss on extinguishment of $0.5 million was also recorded in members’ deficit.

Related party notes payable

Related party name	September 30, 2022	December 31, 2021	December 31, 2020
Renters Warehouse Arizona Inc.	250	250	250
Palo Duro Ventures, LLC	62	62	63
Tahoe Service, Inc.	125	125	125
Own America, LLC	500	500	500
H&C Holdings, LLC	—	—	1,706
Total related party notes payable	$937	$937	$2,644

During 2021, we had a subordinated related party note payable to a member (H&C Holdings, LLC) with an annual interest rate of 6% that was guaranteed by the majority member of Renters Warehouse. The balance of $1.8 million was repaid in full in March 2021.

We have various other subordinated related party notes payable to members (Renters Warehouse Arizona Inc., Palo Duro Ventures, LLC, Tahoe Service, Inc, Own America, LLC). As of September 30, 2022, all notes were past their scheduled maturity dates. The terms of the St. Cloud Note prohibit Renters Warehouse from making any principal payments on these subordinated notes at times when certain financial and operational metrics (as set forth within the Securities Purchase Agreement) are not met. Renters Warehouse did not meet certain of these metrics and accordingly, did not repay the notes upon their scheduled maturity dates. As of September 30, 2022, one note with a principal balance of $0.5 million bears an annual interest rate of 8%. Certain other notes were issued with an annual interest rate of 6%, but contain a default provision that increases the annual interest rate to 24% at maturity. The aggregate principal balance of related party notes outstanding at September 30, 2022 with annual interest rates of 24% due to such default provisions was $0.4 million.

Notes payable

We have various subordinated notes payable to non-related party lenders. As of September 30, 2022, all such notes were past their scheduled maturity dates. The terms of the St. Cloud Note prohibit Renters Warehouse from making any principal payments on these subordinated notes at times when certain financial and operational metrics (as set forth in the Securities Purchase Agreement) are not met. As of September 30, 2022, Renters Warehouse has not met certain of these metrics and accordingly, did not repay the notes upon their scheduled maturity dates. At September 30, 2022, these notes had annual interest rates of 6% and an aggregate principal balance of $0.6 million.

Paycheck Protection Program loan

In April 2020, Renters Warehouse entered into a loan agreement with Bridgewater Bank pursuant to the Paycheck Protection Program established under the CARES Act administered by the U.S. Small Business Administration. Renters Warehouse received loan proceeds of $2.4 million.

The PPP loan had a term of two years, accrued interest at a rate of 1%, and was prepayable in whole or in part without penalty. Payments of principal and interest on the PPP loan were deferred for the first ten (10) months of the term of the PPP loan. After the deferral period, the PPP loan required monthly payments of principal and interest until maturity with respect to any portion of such loan which was not forgiven pursuant to the terms of the CARES Act. During the year ended December 31, 2021, Renters Warehouse’s application for forgiveness of the PPP loan was accepted and Renters Warehouse recognized approximately $2.4 million in debt forgiveness and the related accrued interest in other income in the accompanying consolidated statements of operations.

Covenant compliance

As of September 30, 2022, we were not in compliance with certain covenants of the Bridgewater debt agreement. We also received waivers for various defaults under the Bridgewater Note on November 7, 2022. On May 16, 2022, Renters Warehouse amended the St. Cloud Note and Securities Purchase Agreement to (i) extend the maturity date from November 1, 2022 to June 30, 2023, (ii) suspend Renters Warehouse’s requirement to issue Renters Warehouse Common Units to St. Cloud at specified future dates and (iii) provide forbearance from any exercise of remedies for failure to comply with certain covenants under the Securities Purchase Agreement and St. Cloud Note. The forbearance period extends through the earlier of the note’s maturity date, the occurrence of the Business Combination with PTIC II, or the termination of the Business Combination Agreement with PTIC II. In June 2022, we amended the St. Cloud Note to extend the maturity date from June 30, 2023 to July 31, 2023. In August 2022, the Company again amended the St. Cloud Note to extend the maturity date from July 31, 2023 to August 31, 2023, effective June 30, 2022. In September 2022, the St. Cloud Note was amended to extend the maturity date to September 30, 2023 and to waive all financial covenants until June 30, 2023. Finally, in October 2022, the St. Cloud Note was amended to extend the maturity date to December 31, 2023 and add a contingent prepayment feature which requires Renters Warehouse to prepay all of the outstanding principal, accrued interest, and fees if as of the last business day of any month Renters Warehouse has net working capital of at least $0.02 million. In such an event, prepayment would be due two business days after the last business day of the month in which net working capital exceeds $0.02 million. In the case of the periods ending December 31, 2022 and March 31, 2023 the financial covenants shall be waived in the event the closing date of the Business Combination with PTIC II has not occurred prior to such covenant test date.

We do not engage in off-balance sheet financing arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K.

Cash flows

The following table presents a summary of our consolidated cash flows from operating, investing and financing activities.

	Nine Months Ended September 30,		Year Ended December 31,
	2022	2021	2021	2020
(in thousands)	(unaudited)
Net cash (used in) provided by:
Net cash provided (used) by operating activities	$1,155	$(1,599)	$(1,679)	$(3,549)
Net cash used by investing activities	(117)	(429)	(427)	(487)
Net cash (used) provided by financing activities	(336)	2,729	2,601	2,108
Net increase (decrease) in cash, cash equivalents and restricted cash	$702	$701	$495	$(1,928)
Cash, cash equivalents, and restricted cash at beginning of period	18,349	17,854	17,854	19,782
Cash, cash equivalents, and restricted cash at end of period	$19,051	$18,555	$18,349	$17,854

Operating activities

During the nine months ended September 30, 2022, net cash provided by operating activities was $1.2 million, which primarily resulted from non-cash items of $1.9 million and changes in operating assets and liabilities of $5.5 million, partially offset by a net loss of $6.3 million. Non-cash items primarily relate to depreciation and amortization expense of $1.2 million and amortization of debt discount and issuance costs of $0.4 million. Changes in operating assets and liabilities were primarily driven by an increase in accounts payable and accrued expenses of $5.4 million primarily as a result of transaction related costs, an increase in resident security deposits of $1.3 million, partially offset by an increase in other current and non-current assets of $0.4 million, decrease in rent clearing liability of $0.4 million and an increase in accounts receivable, net of $0.4 million.

During the nine months ended September 30, 2021, net cash used in operating activities was $1.6 million, which primarily resulted from non-cash items of $0.5 million and changes in operating assets and liabilities of $1.3 million partially offset by a net profit of $0.2 million. Non-cash items primarily relate to the forgiveness of the PPP loan of $2.4 million, partially offset by depreciation and amortization expense of $1.4 million. Changes in operating assets and liabilities were primarily driven by an increase in accounts receivable of $0.6 million due to employee retention credits receivable, a decrease in resident security deposits of $0.8 million and an increase in other current and non-current assets of $0.2 million, partially offset by an increase in rent clearing liability of $0.4 million.

During the year ended December 31, 2021, net cash used by operating activities was $1.7 million, which primarily resulted from a net loss of $1.3 million, changes in operating assets and liabilities of $0.4 million, partially offset by non-cash items of $0.1 million. Non-cash items primarily relate to depreciation and amortization expense of $1.8 million, amortization of debt discount and issuance costs of $0.5 million and restricted member unit compensation expense of $0.2 million, partially offset by the forgiveness of the PPP loan of $2.4 million. Changes in operating assets and liabilities were primarily driven by a decrease in resident security deposits of $1.4 million due to an institutional client selling their portfolio, partially offset by an increase in the rent clearing liability of $1.1 million primarily due to an increase in our property reserve requirements.

During the year ended December 31, 2020, net cash used in operating activities was $3.5 million, which primarily resulted from a net loss of $4.9 million, and changes in operating assets and liabilities of $1.8 offset by non-cash items of $3.1 million. Non-cash items primarily relate to depreciation and amortization expense of $2.8 million and amortization of debt discount and issuance costs of $0.3 million. Changes in operating assets and liabilities were primarily driven by a decrease in rent clearing liability of $0.6 million, and a decrease in resident security deposits of $1.5 million as a result of lower property counts, partially offset by a decrease in prepaid expenses of $0.3 million.

Investing activities

During the nine months ended September 30, 2022, net cash used in investing activities was $0.1 million, which primarily resulted from the purchase of property and equipment and the purchase and development of intangible assets.

During the nine months ended September 30, 2021, net cash used in investing activities was $0.4 million, which primarily resulted from the purchase of property and equipment and the purchase and development of intangible assets.

During the year ended December 31, 2021, net cash used in investing activities was $0.4 million, which primarily resulted from the purchase of property and equipment and the purchase and development of intangible assets.

During the year ended December 31, 2020, net cash used in investing activities was $0.5 million, which primarily resulted from the purchase and development of intangible assets.

Financing activities

During the nine months ended September 30, 2022, net cash used in financing activities was $0.3 million, which primarily resulted from the repayment of long-term debt.

During the nine months September 30, 2021, net cash provided by financing activities was $2.7 million, which primarily resulted from members’ contribution of $2.6 million and proceeds from related party convertible note of $0.5 million, partially offset by repayment of long-term debt of $0.4 million.

During the year ended December 31, 2021, net cash provided by financing activities was $2.6 million, which primarily resulted from members’ contribution of $2.6 million and proceeds from related party convertible note of $0.5 million, partially offset by a repayment of long-term debt of $0.5 million.

During the year ended December 31, 2020, net cash provided by financing activities was $2.1 million, which primarily resulted from the proceeds of PPP loan of $2.4 million, partially offset by payments on debt of $0.2 million.

Contractual obligations and commitments

Our significant contractual obligations and commitments as of December 31, 2021 are as follows:

(In thousands)	2022	2023	2024	2025	2026	Thereafter	Total
Debt agreements(1)	$3,366	$10,294	$117				$13,777
Operating lease obligations(2)	584	579	357	197	45	—	1,762
Capital lease obligations(3)	65	62	74				201
Total	$4,015	$10,935	$548	$197	$45	$—	$15,740

1.	Amounts reflect the outstanding principal repayments and interest payments as of December 31, 2021, assuming repayment starting June 30, 2023, unless sufficient liquidity allows for repayment earlier.
2.	Amounts reflect payments due for non-cancellable operating leases for office space requiring monthly payments through March 2026, plus certain operating costs.
3.	Amounts reflect payments due for non-cancellable capital leases for equipment which expire in May 2024.

As of September 30, 2022, there has not been significant changes in our contractual obligations and commitments other than payments made on the debt agreements of $0.3 million, payments made for operating lease obligations of $0.4 million and payments made for capital lease obligations of $0.04 million.

Management Services Agreement

On September 17, 2015, Renters Warehouse and NPG entered into a management services agreement (the “Management Agreement”) that sets forth certain management and strategy advisory services to be provided by, and fees to be paid to NPG. Pursuant to the Management Agreement, Renters Warehouse pays NPG an annual management fee of $0.25 million (payable quarterly). Under the Management Agreement, NPG generally is entitled to reimbursement for reasonable costs and expenses to the extent incurred on behalf of Renters Warehouse in the performance of NPG’s duties under the Management Agreement.

Pursuant to the Business Combination Agreement, the Management Agreement will be terminated by NPG and Renters Warehouse prior to or at Closing.

Critical Accounting Policies and Estimates

Our financial statements have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances. Actual results may differ from these estimates.

While our significant accounting policies are described in more detail in Note 1 in our annual consolidated financial statements included elsewhere in this proxy statement, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Business combinations, goodwill and intangible assets

Business combinations are accounted for in accordance with the acquisition method. We recognize separately from goodwill the assets acquired and the liabilities assumed at its acquisition date fair values. While we use our best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date, our estimates are inherently uncertain and subject to refinement. Intangible assets consist of acquired customer relationships, customer lists, technology, trademarks, and tradenames and related assets that are amortized over their estimated useful lives. Critical estimates in valuing certain intangible assets include but are not limited to future expected cash flows, discount rates and useful lives. Our estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.

Goodwill and intangible assets acquired in a business combination and determined to have an indefinite useful life are not amortized, but instead are tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value amount of these assets might not be fully recoverable. Other than goodwill, we have no other intangible assets with indefinite lives. Renters Warehouse has the option to perform a qualitative assessment to determine if an impairment is more likely than not to have occurred. If Renters Warehouse can support the conclusion that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, Renters Warehouse would not need to perform a quantitative impairment test. If Renters Warehouse cannot support such a conclusion then it performs a quantitative assessment. If a quantitative assessment is performed and the fair value of a reporting unit is less than its carrying value, an impairment loss is recorded to the extent that fair value of the reporting unit is less than its carrying value. Renters Warehouse has selected December 31st as the date to perform its annual impairment test. We determined that our reporting units are the same as its operating segments. Although we have made our best estimates based upon current information, actual results could materially differ from the estimates and assumptions we developed. There were no goodwill impairment losses recorded during the years ended December 31, 2021 and 2020. The Management segment had a negative carrying amount of net assets as of December 31, 2021 and 2020.

Software development costs

Renters Warehouse capitalizes qualifying internally developed software development costs incurred during the application development stage, as long as it is probable the project will be completed, and the software will be used to perform the function intended. We also capitalize costs related to specific upgrades and enhancements when it is probable that the expenditures will result in additional functionality. Capitalization of such costs ceases once the project is substantially complete and ready for its intended use. Costs related to preliminary project activities and to post-implementation activities are expensed as incurred. Costs related to maintenance of internal-use software are expensed in the period incurred. Capitalized costs are amortized on a straight-line basis over the project’s estimated useful life. If capitalized projects are determined to no longer be in use, they are impaired and the cost and accumulated depreciation are removed from the accounts. The resulting loss on impairment, if any, is included in the consolidated statements of operations in the period of impairment. Software development costs consist primarily of salary and benefits for Renters Warehouse development staff and third-party contractors’ fees. Capitalized software development costs are included in intangible assets on the consolidated balance sheets and amortized to depreciation and amortization in the consolidated statement of operations.

Equity-based compensation

We issue equity-based compensation to employees and non-employees in the form of restricted Renters Warehouse Class B Units. Under the terms of the membership unit plan, we may grant an unlimited number of Renters Warehouse Class B Units. The restricted membership units generally contain time-vesting provisions. Restricted membership units also fully vest upon a change of control, as defined in the restricted membership unit agreements. Additional compensation expense is recognized if modifications to existing equity-based award agreements result in an increase in the post-modification fair value of the units that exceeds their pre-modification fair value.

The fair value of Renters Warehouse Class B Units issued during fiscal years 2021 and 2020 was estimated on the date of grant using the multi-method model. We record the grant-date fair value of Renters Warehouse Class B Unit grants as compensation expense on a straight-line basis over the vesting period of the award. Forfeitures are accounted for when they occur. Equity-based compensation costs are included in other operating expenses on the accompanying consolidated statement of operations.

Calculating the fair value of the compensation expense requires the input of subjective assumptions. These variables include, but are not limited to, the fair value of the common unit or common stock at the date of grant. Historically, as there has been no public market for the Renters Warehouse Class B Units, the fair value of the Renters Warehouse Class B Units was determined by Renters Warehouse board of directors. The fair value of awards is determined using both income and market-based valuation approaches.

Related party convertible notes

Renters Warehouse follows ASC 480-10, Distinguishing Liabilities from Equity, in its evaluation of the accounting for a hybrid instrument. A financial instrument that embodies an unconditional obligation, or a financial instrument other than an outstanding share that embodies a conditional obligation, that the issuer must or may settle by issuing a variable number of its equity shares shall be classified as a liability (or an asset in some circumstances) if, at inception, the monetary value of the obligation is based solely or predominantly on any one of the following: (i) a fixed monetary amount known at inception; (ii) variations in something other than the fair value of the issuer’s equity shares; or (iii) variations inversely related to changes in the fair value of the issuer’s equity shares. Hybrid instruments meeting these criteria are not further evaluated for any embedded derivatives and are carried as a liability at fair value at each balance sheet date with remeasurements reported in change on fair value expense in the accompanying consolidated statements of operations. As permitted under ASC 825, Financial Instruments, we account for certain convertible debt issued under the fair value option election wherein the financial instrument is initially measured at its issue-date estimated fair value and then subsequently re-measured at estimated fair value on a recurring basis at each reporting period date. The estimated fair value adjustment is recognized as other income (expense) in the accompanying consolidated statements of operations. As a result of applying the fair value option, direct costs and fees related to the Convertible Notes were recognized in other operating expense as incurred and were not deferred.

Renters Warehouse had related party subordinated convertible notes payable to a member. The Convertible Notes qualified for the fair value option and Renters Warehouse elected to measure them at fair value. The fair value of the Convertible Notes is measured as the greater of unpaid principal and interest on the notes or the fair value of units that the holder is eligible to receive upon conversion.

Derivative instruments

We estimate the fair value of derivative instruments using available market information in accordance with ASC 820 for fair value measurements and disclosures of derivatives. Derivative instruments are measured at their fair value and recorded as either assets or liabilities unless they qualify for an exemption from derivative accounting measurement such as normal purchases and normal sales. Prepayment of the St. Cloud Note prior to maturity is not considered probable, so the fair value of the derivative liability is equal to the reporting date fair value of the Renters Warehouse Common Units that are expected to be issued at each of the scheduled issuance dates. The derivative liability is remeasured to fair value each period and the change in fair value is recorded as a gain or loss on derivative remeasurement. The derivative liability is reflected as a current liability within the consolidated balance sheet.

Determination of fair value of Renters Warehouse Class B Units and Renters Warehouse Common Units

Prior to the date hereof, given the absence of a public trading market for Renters Warehouse Class B Units and Renters Warehouse Common Units, the Renters Warehouse board of directors in conjunction with an independent third-party valuation firm determined the fair value per share of Renters Warehouse Class B Units and Renters Warehouse Common Units by considering valuations calculated using a variety of methods including market multiples, comparable market transactions and discounted cash flows. We also utilize these fair values to value other equity-based financial instruments. Such valuations are performed by considering various subjective factors such as:

◦	relevant precedent transactions involving our capital stock;
◦	the liquidation preferences, rights and privileges of redeemable Renters Warehouse Class A Preferred Units and Renters Warehouse Class A-1 Preferred Units relative to the Renters Warehouse Class B Units and Renters Warehouse Common Units;
◦	our financial condition, results of operations, and capital resources;
◦	our estimates of future financial performance;
◦	valuations of comparable companies;
◦	the likelihood and timing of achieving a liquidity event for the Renters Warehouse Class B Units and Renters Warehouse Common Units, such as an initial public offering, given prevailing market conditions;
◦	lack of marketability of our Renters Warehouse Class B Units and Renters Warehouse Common Units; and
◦	U.S. and global capital market conditions.

To determine the fair value of Renters Warehouse Class B Units and Renters Warehouse Common Units, we first determined our enterprise value and then allocated the value among the various classes of our equity securities to derive a per unit value of Renters Warehouse Class B Units and Renters Warehouse Common Units. Our enterprise value was most recently estimated using both the income and market approach valuation methods.

The income approach estimates value based on the expectation of future cash flows that a company will generate. These future cash flows are discounted to their present values using a discount rate based on our weighted-average cost of capital and is adjusted to reflect the risks inherent in our cash flows. The market approach estimates value based on a comparison of the subject company to comparable public companies in a similar line of business. From the comparable companies, a representative market value multiple is determined and then applied to the subject company’s financial forecasts to estimate the value of our Company.

Emerging Growth Company Status

Renters Warehouse is an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until those standards apply to private companies. Renters Warehouse has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that (i) it is no longer an emerging growth company or (ii) it affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. The JOBS Act does not preclude an emerging growth company from early adopting new or revised accounting standards. Renters Warehouse expects to use the extended transition period for any new or revised accounting standards during the period which Renters Warehouse remains an emerging growth company.

Internal Control Over Financial Reporting

Prior to the potential Business Combination, we have been a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting.

In the course of auditing our consolidated financial statements as of and for the years ended December 31, 2021 and 2020, we and our independent registered public accounting firm identified one material weakness in our internal control over financial reporting as of December 31, 2021 and 2020. As defined in the standards established by the PCAOB, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

The limited personnel resulted in our inability to consistently establish appropriate authorities and responsibilities in pursuit of our financial reporting objectives, as demonstrated by, among other things, our insufficient segregation of duties in the finance and accounting functions.

Quantitative and Qualitative Disclosures About Market Risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of interest rate fluctuations. We do not hold or issue financial instruments for speculative or trading purposes.

Interest rate risk

As of December 31, 2021, we held cash and cash equivalents of $0.1 million and restricted cash of $18.2 million. As of September 30, 2022, we held cash and cash equivalents of $0.3 million and restricted cash of $18.8 million. We do not believe that we have any material exposure to changes in the fair value of these assets as a result of changes in interest rates due to the short-term nature of our cash, cash equivalents and restricted cash which have a variable interest rate. We do not believe that a hypothetical 10% change in interest rates would have a material effect on our cash flows and operating results. There have not been material changes in our market risk exposures as of September 30, 2022.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

Attached at Exhibit 9.01(a) are Renters Warehouse’s Condensed Consolidated Financial Statements – September 30, 2022, which are incorporated herein by reference.

(b) Pro Forma Financial Information.

Attached at Exhibit 9.01(b), are the unaudited pro forma condensed combined financial statements as of and for the nine months ended September 30, 2022, which are incorporated herein by reference.

(c) Shell Company Transactions.

Reference is made to Items 9.01(a) and (b) and the exhibit referred to therein, which are incorporated herein by reference.

(d) Exhibits.

Exhibit	Description
9.01(a)*	Renters Warehouse Condensed Consolidated Financial Statements – September 30, 2022
9.01(b)*	Pro Forma Financial Information
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 5, 2022
	By:	/s/ Christopher Laurence
		Name:	Christopher Laurence
		Title:	Chief Executive Officer